Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(Nasdaq: DESC)

FOR IMMEDIATE RELEASE

Contact:

At the Company:

Amy Klinger

(802) 583-7289

DISTRIBUTED ENERGY’S 2ND QUARTER REVENUE UP FROM 1ST QUARTER

Company Reaffirms Strategy and Record 2nd Half

Investor Conference Call Tomorrow, Thursday, August 3rd, at 11:00AM (Eastern)

WALLINGFORD, CT, August 2, 2006 – Distributed Energy Systems Corp. (Nasdaq: DESC), which serves the energy marketplace by giving users greater control over the cost, quality and reliability of electric power, today reported revenues of $9.4 million for the second quarter of 2006. Second-quarter revenues rose from $7.6 million during the first quarter of 2006 but were below record revenues of $12.2 million in the same period last year.

Ambrose L. Schwallie, Distributed Energy’s chief executive officer, commented that “We are solidly on the trajectory that we laid out for our shareholders in March. That trajectory envisioned a sluggish first half due to contract delays, followed by rapid growth to record third and fourth quarters and strong momentum going into 2007. The results we report today and that we will discuss tomorrow lay the foundation for that strong second half. Specifically, backlog remains solid at $33 million. Several projects where booking is imminent, along with one project on which significant work has already proceeded even though we are not yet recognizing revenues, give added visibility to revenue growth and margin expansion in the months ahead.”

“Our confidence that backlog will grow derives from the rapidly expanding pace of engineering studies, in which customers pay us to evaluate project feasibility and prepare cost estimates (the first stage of the selling process). We currently have $38 million of projects in the paid study phase, roughly twice the level that we have averaged over the past year. The forces driving our business—end user demand to gain more control over cost, reliability, and environmental footprint of their energy needs—are as strong as ever, and end users continue to look to Northern to help respond to those forces. Rounding out the Northern story, revenues of our operations and maintenance (O&M) segment, which we formalized less than a year ago, have grown to $2.3 million in the quarter. That O&M running rate is more than double where it was at the beginning of the year. The value of Northern’s long term (2-10 year) O&M contracts now stands at $23.5 million, only $4.9 million of which gets reported as current backlog.”

Mr. Schwallie continued: “during the first and second quarters, we continued to build the company to handle the growth in the pipeline. Northern added nearly 50 people. The cost of adding those people contributed to our cash draw-down in the first half; with the necessary people and systems now largely in place, the outlook for cash use in the second half is a very significant reduction.”

Regarding the company’s commercial hydrogen business, Mr. Schwallie said: “Our industrial gas distribution channels are embracing our proprietary on-site hydrogen systems operated to cool power plant generation equipment. That acceptance is accelerating, as we and our established distribution channel partners roll out the leasing/service model we are developing jointly with them. This new marketing approach is beginning to stimulate more rapid deployment of our large HOGEN® H-series ultra-pure hydrogen-producing systems and the recently introduced StableFlow Control System for enhancing electric power generator efficiency and capacity.”

In the second quarter of 2006, the company’s Proton unit produced and delivered a record number of HOGEN S-series hydrogen generators, more than doubling the number of these mid-sized systems shipped during the same period of last year. Proton develops, manufactures and sells these advanced systems to power generation, heat-treating, semiconductor manufacturing, research and other customers requiring reliable, on-site, ultra-pure hydrogen. In addition, the company’s Hydrogen Technology Group continued to make progress in its research, development and pilot programs, contributing to the advancement of hydrogen usage as a fuel for back-up power and fuel-cell-related transportation applications.

The company attributed its revenue results during this year’s second quarter to previously- announced timing delays of signed contracts for new orders in its engineering services business. Results reflected an additional temporary delay in receiving approved state-sponsored renewable energy funding for a signed engineering services contract announced in March, requiring Distributed Energy to defer revenue recognition of approximately $1 million for the quarter.

Financial Summary

For the second quarter ended June 30, 2006, Distributed Energy’s net loss was $6.5 million, or $0.17 per share, on revenues of $9.4 million, compared with last year’s second quarter loss of $4.5 million, or $0.13 per share, on $12.2 million in revenues. Consolidated gross margin fell sharply during the June quarter, reflecting the lower overall volume, and the impact of accelerated staffing in response to backlog growth. This year’s second quarter net loss included approximately $0.03 per share attributable to required compliance with the Statement of Financial Accounting Standard 123 (revised 2004), “share-based payment” or SFAS123(R) and other non-cash stock compensation charges. (The company adopted SFAS123(R) in the first quarter 2006 as required, and historical results do not include such charges.)

For the first six months of 2006, the company reported revenue of $17.0 million, and a net loss of $13.9 million, or $0.36 per share including approximately $0.09 per share attributable to compliance with SFAS123(R) and other non-cash stock compensation charges. One year ago, the company reported six month revenue of $21.7 million, and a net loss of $9.2 million, or $0.26 per share, including less than $0.01 per share attributable to non-cash stock compensation charges.

Cash and marketable securities as of June 30, 2006, totaled $31.9 million, compared with $40.7 million as of December 31, 2005. The decrease of approximately $8.8 million during the first half of 2006, compared with

$13.3 million for the same period a year ago, reflects net losses and working capital requirements offset by financing activities completed in the second quarter of 2006. Working capital is defined as current assets minus current liabilities excluding cash and marketable securities.

Conference Call

The Company will host a conference call tomorrow, Thursday, August 3, 2006 at 11:00 a.m. EDT to discuss second quarter results and other matters of interest to investors and shareholders. Individuals wishing to participate in the conference call should dial (866) 713-8562 or for international calls (617) 597-5310. For interested individuals unable to join the call, a replay will be available through Wednesday, August 16, 2006, by dialing (888) 286-8010 or for international calls (617) 801-6888, pass code 24289810, or on the company’s web site. The call will also be broadcast live over the Internet, and can be accessed by all interested parties at www.vcall.com or through the investors’ section of the Distributed Energy Systems website at www.distributed-energy.com

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (Nasdaq: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems (www.protonenergy.com) and Northern Power (www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, future revenue and profitability, financial sustainability, and anticipated growth and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended March 31, 2006, and other filings Distributed Energy may make from time to time with the SEC.

***TABLES FOLLOW ***

Distributed Energy Systems Corp.

Financial Highlights

(Unaudited)

Income Statement Data:

	Quarter Ended June 30,
	2006	2005
Net revenue	$9,412,000	$12,167,000
Net cost of sales	9,322,000	10,983,000

Gross Margin	90,000	1,184,000

Research and development	1,191,000	1,238,000
General and administrative	5,724,000	4,581,000

Loss from operations	(6,825,000)	(4,635,000)
Interest income, net and other	290,000	133,000

Net loss [1]	$(6,535,000)	$(4,502,000)

Loss per share, basic and diluted [2]	$(0.17)	$(0.13)

Weighted average shares outstanding	38,594,830	35,970,854

1.	Includes SFAS123(R) and non-cash stock compensation charges of $1,048,000 for the quarter ended June 30, 2006 and non-cash stock compensation charges only of $118,000 for the quarter ended June 30, 2005.
2.	Includes SFAS123(R) and non-cash stock compensation charges of $0.03 per share for the quarter ended June 30, 2006 and non-cash compensation charges of less than $0.01 per share for the quarter ended June 30, 2005.

	Six Months Ended June 30,
	2006	2005
Net revenue	$17,050,000	$21,703,000
Net cost of sales	16,516,000	19,825,000

Gross Margin	534,000	1,878,000

Research and development	1,874,000	2,578,000
General and administrative	13,100,000	8,787,000

Loss from operations	(14,440,000)	(9,487,000)
Interest income, net and other	559,000	272,000

Net loss [1]	$(13,881,000)	$(9,215,000)

Loss per share, basic and diluted [2]	$(0.36)	$(0.26)

Weighted average shares outstanding	38,054,955	35,847,509

1.	Includes SFAS123(R) and non-cash stock compensation charges of $3,422,000 for the six months ended June 30, 2006 and non-cash stock compensation charges only of $292,000 for the six months ended June 30, 2005.
2.	Includes SFAS123(R) and non-cash stock compensation charges of $0.09 per share for the six months ended June 30, 2006 and non-cash compensation charges of less than $0.01 per share for the six months ended June 30, 2005.

Balance Sheet Data:

	June 30, 2006	December 31, 2005
Cash and marketable securities	$31,933,000	$40,666,000
Accounts receivable, net	8,369,000	8,802,000
Inventories	5,181,000	3,093,000
Deferred costs	4,639,000	4,255,000
Total current assets	54,206,000	60,224,000
Total assets	107,778,000	111,146,000
Deferred revenue	5,038,000	4,563,000
Total current liabilities	14,254,000	16,156,000
Total long-term liabilities	9,896,000	9,934,000
Total stockholders’ equity	83,628,000	85,056,000
Total liabilities and stockholders’ equity	107,778,000	111,146,000

SOURCE: Distributed Energy Systems Corp.